Exhibit 99.(a)(46)

MEDIA RELEASE

Ruling by the Competition Tribunal on the hostile bid for Gold Fields Limited by Harmony Gold Mining Company

Johannesburg, 10 May 2005. Gold Fields Limited (GFI: JSE and NYSE) (“Gold Fields”) today announced that it notes the further limitations that the Competition Tribunal has placed on the recommendations of the Competition Commission regarding retrenchments at the merged entity in the event of the successful implementation of Harmony’s hostile bid.

Previous conditions imposed by the Competition Commission stated that Harmony may retrench up to 1500 Gold Fields employees from the level of shift boss and up. Today, the Tribunal tightened the retrenchment conditions and the Tribunal ruled that the number of employees Harmony may retrench at the merged entity as a result of the merger has been reduced from 1500 to 1000. In addition, the Tribunal also included “contract workers” in its definition of employees.

These conditions are effective from the date of the Tribunal order, for a period of 24 months.

Ian Cockerill, Chief Executive Officer of Gold Fields commented, “These conditions will make it impossible for Harmony to extract its exaggerated claims of cost-savings from Gold Fields’ operations. The market’s valuation of the spread between the respective share prices has already spoken to the fundamental value differential between the two companies. We urge Gold Fields’ shareholders to continue to protect value and reject Harmony.”

Gold Fields contends that Harmony, by its own admission, during the course of argument to the Tribunal on 9 May 2005, stated that, “if the number of employees and contractors who may be retrenched by Harmony was cut by a third to 1000, we would be considerably hampered.”

Cockerill, continued, “We are disappointed that the Competition Tribunal did not stop this bid in its entirety. The proposed merger will have significant negative implications for our employees, suppliers and mine communities. By approving this merger, the Tribunal has forced Gold Fields’ employees to bear the brunt of Harmony’s bid. As an independent entity, Gold Fields does not need to retrench any of its employees. On these grounds and in the interests of job preservation, Gold Fields intends to appeal the clearance the Tribunal has issued today.”

Gold Fields Limited
Reg. 1968/004880/06
24 St Andrews Road
Parktown, 2193

Postnet Suite 252
Private Bag X30500
Houghton, 2041
South Africa

Tel +27 11 644-2400
Dir +27 11 644-2460
Fax +27 11 484-0639
www.goldfields.co.za

Enquires

South Africa

Willie Jacobsz
Tel +27 11 644-2460
Fax +27 11 484-0639

North America

Cheryl A Martin
Tel +1 303 796-8683
Fax +1 303 796-8293

Directors: C M T Thompson* (Chairman), A J Wright (Deputy Chairman), I D Cockerill† (Chief Executive Officer), K Ansah#, G J Gerwel, N J Holland† (Chief Financial Officer), J M McMahon†, G R Parker‡, R L Pennant-Rea†, P J Ryan, T M G Sexwale, B R van Rooyen, C I von Christierson
*Canadian, †British, ‡American, #Ghanaian.
Corporate Secretary: C Farrel

In addition to today’s ruling by the Competition Tribunal, the Competition Appeal Court (CAC) dismissed Harmony’s application for leave to appeal against the judgement granted by the CAC on the 26th November 2004, with costs. The CAC’s interdict of Harmony voting any of its shares in Gold Fields until final determination by the competition authorities of the merger application therefore stands and Harmony may not vote such shares as it may have acquired in Gold Fields until the CAC has finally determined Gold Fields’ appeal.

-ends-

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction.

This document contains “forward-looking statements” with respect to Gold Fields’ financial condition, results of operations, business strategies, operating efficiencies, competitive position, growth opportunities for existing services, plans and objectives of management, markets for stock and other matters. Statements in this document that are not historical facts are “forward-looking statements”.

These forward-looking statements, including, among others, those relating to the future business prospects, revenues and income of Gold Fields, wherever they may occur in this presentation, are necessarily estimates reflecting the best judgment of the senior management of Gold Fields and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. As a consequence, these forward-looking statements should be considered in light of various important factors, including those set forth materials filed with or furnished to the SEC from time to time, including Gold Fields’ most recent Annual Report on Form 20-F.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation: overall economic and business conditions in South Africa, Ghana, Australia and elsewhere; the ability to achieve anticipated efficiencies and other cost savings in connection with past and future acquisitions; the success of exploration and development activities; decreases in the market price of gold; the occurrence of hazards associated with underground and surface gold mining; the occurrence of labor disruptions; availability, terms and deployment of capital; changes in relevant government regulations, particularly environmental regulations and potential new legislation affecting mining and mineral rights; fluctuations in exchange rates, currency devaluations and other macroeconomic monetary policies; and political instability in South Africa, Ghana and regionally.

Gold Fields undertakes no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Information included in this document relating to Harmony and its business has been derived solely from publicly available sources. While Gold Fields has included information in this document regarding Harmony that is known to Gold Fields based on publicly available information, Gold Fields has not had access to non-public information regarding Harmony and could not use such information for the purpose of preparing this document. Although Gold Fields is not aware of anything that would indicate that statements relating to Harmony contained in this document are inaccurate or incomplete, Gold Fields is not in a position to verify information concerning Harmony. Gold Fields and its directors and officers are not aware of any errors in such information. Subject to the foregoing and to the maximum extent permitted by law, Gold Fields and its directors and officers disclaim all liability for information concerning Harmony included in this document.